Exhibit 10.29

FIRST AMENDMENT TO LEASE,

SURRENDER AND EXTENSION AGREEMENT

This First Amendment to Lease, Surrender and Extension Agreement (the “Agreement”) is made and entered into as of this 11th day of November, 2008 by and between 201-207 SOUTH STREET LLC, a Delaware limited liability company (“Landlord”), having an address c/o Essex River Ventures, Inc., 52-R Roland Street, Charlestown, Massachusetts 02129 and ZOOM TELEPHONICS, INC. , a Delaware corporation (“Tenant”), having an address at 207 South Street, Boston, Massachusetts 02111.

WHEREAS, Landlord and Tenant entered into that certain Lease dated as of December 22, 2006 by and between the Landlord and Tenant (the “Lease”) pursuant to which Tenant leased from Landlord certain premises comprised of approximately 25,200 rentable square feet of space (the “Original Premises”) as more particularly shown on Exhibit A attached hereto on the third (3rd), fourth (4th) and fifth (5th) floors of the building (the “Building”) known as and numbered 201-207 South Street, Boston, Massachusetts; and

WHEREAS, notwithstanding the provisions of the Lease, subject to the complete satisfaction of the “Surrender Conditions”, Landlord and Tenant have agreed that on or prior to January 1, 2009, Tenant shall voluntarily and unconditionally surrender its right to possession of approximately 10,800 rentable square feet of the Original Premises (the “Surrender Premises”) as more particularly shown on Exhibit B attached hereto to Landlord, effective as of the “Surrender Date” (as said terms are hereinafter defined); and

WHEREAS, subject to the satisfaction of the Surrender Conditions and Tenant’s voluntary and unconditional surrender of its right to possession of the Surrender Premises to Landlord on or prior to January 1, 2009, the Premises shall be comprised of approximately 14,400 rentable square feet, as more particularly shown on Exhibit C attached hereto; and

WHEREAS, Tenant shall continue to use and occupy the entire fourth (4th) and fifth (5th) floors of 207 South Street and the entire fifth (5th) floor of 201 South Street in as is condition without any representations or warranties (express, implied or otherwise); and

WHEREAS, on or prior to January 1, 2009, Tenant, at its sole risk, cost and expense, shall voluntarily and unconditionally vacate the entire third (3rd) floor of 207 South Street and the entire fourth (4th) floor of 201 South Street, Boston, Massachusetts; and

WHEREAS, Landlord and Tenant mutually desire to extend the Term of the Lease commencing on December 22, 2008 through and including December 21, 2011 (the “Extended Term”), unless sooner terminated in accordance with the terms and provisions of the Lease, and amend the Lease upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the agreements of the parties set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and subject to the satisfaction of the Surrender Conditions, Landlord and Tenant hereby agree as follows:

1.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2.

As used herein, the term “Surrender Date” shall mean that certain date on or prior to January 1, 2009 on which Tenant has voluntarily and unconditionally surrendered all rights of possession in the Surrender Premises to Landlord. The term “Surrender Conditions” shall mean: (i) Landlord is in possession of the Surrender Premises and (ii) Tenant has voluntarily and unconditionally surrendered all rights of possession in the Surrender Premises to Landlord and (iii) Tenant, at its sole risk, cost and expense, has voluntarily and unconditionally vacated the Surrender Premises and removed all of its personal property, furniture, equipment and trade fixtures from the Surrender Premises. If any of the Surrender Conditions are not satisfied on the Surrender Date, Landlord expressly reserves the right to cancel this Agreement upon written notice to Tenant.

3.

It is agreed and understood that Landlord, in its sole and absolute discretion, may waive, in whole or in part, all or any of the Surrender Conditions at any time. On or prior to the Surrender Date, Tenant shall vacate the Surrender Premises voluntarily and unconditionally and, effective as of the Surrender Date, Tenant shall have no further rights to use or occupy the Surrender Premises nor any rights with respect to the Surrender Premises of any kind or nature. Tenant, at its sole risk, cost and expense, shall remove all of its personal property, furniture, equipment and trade fixtures from the Surrender Premises on or prior to the Surrender Date. Landlord is hereby released to lease all or any portion of the Surrender Premises without regard to any rights or claims of Tenant.

4.

Nothing contained herein shall be deemed or construed as a release or waiver of any of the terms or provisions of the Lease which, according to the terms of the Lease, survive expiration or earlier termination of the Lease.

5.

Notwithstanding the foregoing to the contrary, as to the Surrender Premises. Tenant shall remain liable for (i) any rent and additional rent due and payable through the Surrender Date and (ii) any additional rent including, without limitation, additional rent for Operating Expenses and Taxes for the period prior to the Surrender Date which Landlord may invoice after the Surrender Date. Tenant hereby releases Landlord from and against any and all claims or causes of action arising out of the Lease and Tenant’s use and occupancy of the Surrender Premises.

6.

Tenant expressly acknowledges and agrees that: (i) Tenant has voluntarily and unconditionally surrendered any and all right, title and interest including, without limitation, the right of possession, with respect to the Surrender Premises to Landlord as of the Surrender Date, and Tenant further surrenders any and all claims that the Tenant may have with respect to the Surrender Premises and any and all personal property, furniture, equipment and fixtures therein and (ii) as to the Original Premises, Tenant expressly waives and releases Landlord and its successors and assigns from any and all claims, causes of action or liability whatsoever that Tenant may now have or may hereafter have against the Landlord and its successors and assigns under the Lease, at law or in equity.

7.

Subject to the satisfaction of the Surrender Conditions, after the Surrender Date, the Surrender Premises shall no longer be a portion of the “Premises” under the Lease, and Tenant covenants and agrees to observe, perform and comply with all the terms, provisions, agreements, covenants and conditions of the Lease, as amended by this Agreement, as they now apply to the Surrender Premises.

8.

The Term shall be extended for the period of three (3) years commencing on December 22, 2008 through and including December 21, 2011, unless sooner terminated in accordance with the terms and provisions of the Lease.

9.

During the Extended Term, Basic Rent shall be payable as follows” (i) commencing on December 22, 2008 through ad including December 21, 2009, the annual Basic Rent shall be $345,600.00 payable in equal monthly installments of $28,800.00 per month; (ii) commencing on December 22, 2009 through and including December 21, 2010, the annual Basic Rent shall be $352,800.00 payable in equal monthly installments of $29,400.00 per month; and commencing on December 22, 2010 through and including December 21, 2001, the annual Basic Rent shall be $360,000.00 payable in equal monthly installments of $30,000.00 per month. All Basic Rent shall be payable in accordance with the terms and provisions of the Lease, as amended by this Agreement, and shall be payable without notice, offset, abatement, deduction or demand.

10.

During the Extended Term, Base Taxes shall be Taxes for the fiscal year July 1, 2008 through and including June 30, 2009, as the same may be abated.

11.

During the Extended Term, Base Operating Expenses shall be Operating Expenses for calendar year ending December 31, 2008.

12.

During the Extended Term, Base Utility Expenses shall by Utility Expenses for calendar year ending December 31, 2008.

13.

During the Extended Term, if, during any portion of the Operating Year for which Operating Expenses are being computed, less than all of the Building Rentable Area was occupied by tenants or if Landlord is not supplying all tenants with services being supplied under the Lease, actual Operating Expenses incurred shall be reasonably extrapolated by Landlord on an item by item basis to the estimated Operating Expenses that would have been incurred if the Building were 95% occupied for such Year and such services were being supplied to all tenants, and such extrapolated amount shall, for purposes hereof, be deemed to be the Operating Expenses for the Year.

14.

During the Extended Term, if, during any portion of the Operating Year for which Utility Expenses are being computed, less than all of the Building Rentable Area was occupied by tenants or if Landlord is not supplying all tenants with services being supplied under the Lease, actual Utility Expenses incurred shall be reasonably extrapolated by Landlord on an item by item basis to the estimated Utility Expenses that would have been incurred if the Building were 95% occupied for such Year and such services ere being supplied to all tenants, and such extrapolated amount shall, for purposes hereof, be deemed to be the  Utility Expenses for such Year.

15.

During the Extended Term, the Escalation Factor shall be 25.70%, as computed in accordance with the Escalation Factor Computation.

16.

Notwithstanding anything to the contrary contained in the Lease, Tenant shall pay all charges for electricity, HVAC and other utilities used or consumed in the Premises, and Tenant shall make direct payment to the utility provider for any costs and expenses related to the operation of lights, plugs and HVAC in the Premises.

17.

Subject to the terms and conditions hereafter set forth effective from and after July 1, 2010, each of Landlord and Tenant shall, one time only, have the right and option (the “Early Termination Option”) to terminate this Lease effective as of the last day of the six (6) month period specified in the “Early Termination Notice” (as said term is hereinafter defined), which date shall be the Early Termination Date which shall in no event be earlier than December 1, 2010, provided that each of the “Termination Conditions” (as said term is hereafter defined) are satisfied as and when required by this Paragraph 17. As used herein, the term “Termination Conditions” shall mean that (i) Tenant shall provide Landlord with written notice (an “Early Termination Notice”) of its exercise of the Early Termination Option and (ii) there shall exist no Default of Tenant which remains uncured at the time of the giving  of the Early Termination Notice by Tenant or upon the Early Termination Date. Failure of Tenant to timely exercise the Early Termination Option specifically in accordance with the terms and provisions of this Paragraph 17 or any failure of Tenant to comply with any of the Termination Conditions within the time and manner provided herein, time being of the essence, shall be deemed a waiver of the Early Termination Option by Tenant unless Landlord, in its sole and absolute discretion, shall waive any of such conditions in writing. It is agreed and understood that the Early Termination Option may be exercised only once by Landlord or Tenant, as the case may be, and in no event shall the Early Termination Date be other than the last day of six (6) month period specified in the Early Termination Notice, which date shall be the Early Terminatin Date which shall in no event be earlier than December 1, 2010, time being of the essence, of all of the provisions of this Paragraph 17. Landlord hereby reserves the right, exercisable by Landlord at any time in its sole and absolute discretion to waive the requirement of compliance with any or all of the Termination Conditions or any other matter contained in this Paragraph 17.

If  Tenant shall timely and properly exercise the Early Termination Option, Tenant shall surrender and deliver up the Premises to Landlord on the Early Termination Date as if such date were the date originally specified in this lease as the last day of the Term of this Lease.

18.

Tenant shall have the right and option, which said option and right shall not be severed from this Lease or separately assigned, mortgaged or transferred, to extend the Term of this Lease for one (1) additional consecutive period of three (3) years (hereinafter referred to as the “Extension Period”), provided that (a) Tenant shall give Landlord notice of Tenant’s exercise of such option at least six (6) full calendar months prior to the expiration of the Extended Term, but no sooner than twelve (12) full calendar months prior to the expiration of the Extended Term, (b) no Default of Tenant shall exist at the time of giving the applicable notice and the commencement of the Extension Period and (c) the original Tenant named herein is itself occupying the entire Premises both at the time of giving the applicable notice and at the time of commencement of such Extension Period. Except for the amount of Basic Rent (which is to be determined as hereinafter provided), all the terms, covenants, conditions, provisions and agreements in the Lease contained shall be applicable to the additional period through which the Term of this Lease shall be extended as aforesaid, except that there shall be no further options to extent the Term nor shall Landlord be obligated to make or pay for any improvements to the Premises nor pay any inducement payments of any kind or nature. If Tenant shall give notice of its exercise of such option to extend in the manner and within the time period provided aforesaid, the Term of this Lease shall be extended upon the giving of each such notice without the requirement of any further attention on the part of either Landlord or Tenant except as may be required in order to determine Basic Rent as hereafter set forth. Landlord herby reserves the right, exercisable by Landlord in its sole discretion, to waive (in writing any condition precedent set forth in clauses (a), (b) or (c) above.

If Tenant shall fail to give timely notice of the exercise of such option as aforesaid, Tenant shall have no right to extend the Term of this Lease, time being of the essence of the foregoing provisions. Any termination of the Lease, as amended by this Agreement, shall terminate the rights hereby granted Tenant.

The Basic Rent payable for each twelve (12) month period during the Extension Period shall be the “Fair Market Rental Value” (as said term is hereinafter defined) as of commencement of the Extension Period but in no event less than the Basic Rent per annum payable for and with respect to the last twelve (12) calendar months of the Extended Term. “Fair Market Rental Value” shall be computed as of the beginning of the Extension Period at the then current annual rental charges, including provisions for subsequent increases and other adjustments, for extensions of existing leases then currently being negotiated or executed in comparable space and buildings located in Boston, Massachusetts. In determining Fair Market Rental Value, the following factors, among others, shall be taken into account and given effect: size of the premises, escalation charges then payable under the Lease, location of the premises, location of the building, allowances or lack of allowances (if any) and lease term.

Dispute as to Fair Market Value.  Landlord shall initially designate the Fair Market Rental Value and shall furnish data in support of such designation. If Tenant disagrees with Landlord’s designation of the Fair Market Rental Value, Tenant shall have the right, by written notice given to Landlord within ten (10) days after Tenant has been notified of Landlord’s designation, to submit such Fair Market Rental Value to arbitration as follows: Fair Market Rental Value shall be determined by agreement between Landlord and Tenant but if Landlord and Tenant are unable to agree upon the Fair Market Rental Value at least five (5) months prior to the date upon which the Fair Market Rental Value is to take effect, then the Fair Market Rental Value shall be determined by appraisal as follows: The Landlord and Tenant shall each appoint a Qualified Appraiser (as said term is hereinafter defined) at least four (4) months prior to the commencement of the period for which Fair Market Rental Value is to be determined and shall designate the Qualified Appraiser so appointed by notice to the other party. The two appraisers so appointed shall meet within ten (10) days after both appraisers are designated in an attempt to agree upon the Fair Market Rental Value for the applicable Extension Period and if, within fifteen (15) days after both appraisers are designated, the two appraisers do not agree upon the Fair Market Rental Value, then each appraiser shall, not later than thirty (30) days after both appraisers have been chosen, deliver a written report to both the Landlord and Tenant setting forth the Fair Market Rental Value as determined by each such appraiser taking into account the factors set forth in this Paragraph 18. If the lower of the two determinations of Fair Market Rental Value as determined by such two appraisers is equal to or greater than 95% of the higher of the Fair Market Rental Value as determined by such two appraisers, the Fair Market Rental Value shall be deemed to be the average of such Fair Market Rental Value as set forth in such two determinations. If the lower determination of Fair Market Rental Value is less than 95% of the higher determination of Fair Market Rental Value, the two appraisers shall  promptly appoint a third Qualified Appraiser and shall designate such third Qualified Appraiser by notice to Landlord and Tenant. The cost and expenses of each appraiser appointed separately by Tenant and Landlord shall be borne by the party who appointed the appraiser. The cost and expenses of the third appraiser shall be shared equally by Tenant and Landlord. If the two appraisers cannot agree on the identity of the third Qualified Appraiser at least two (2) months prior to commencement of the period for which Fair Market Rental Value is to be determined, then the third Qualified Appraiser shall be appointed by the American Arbitration Association (“AAA”) sitting in Boston, Massachusetts and acting in accordance with its rules and regulations. The costs and expenses of the AAA proceeding shall be borne equally by the Landlord and Tenant. The third appraiser shall promptly make its own independent determination of Fair Market Rental Value for the Premises taking into account the factors set forth in this Paragraph and shall promptly notify Landlord and Tenant of his determination. If the determinations of the Fair Market Rental Value of any two of the appraisers shall be identical in amount, said amount shall be deemed to be the Fair Market Rental Value for the Premises. If the determinations of all three appraisers shall be different in amount, the average of the two nearest in amount shall be deemed the Fair Market Rental Value. The Fair Market Rental Value of the subject space determined in accordance with the provisions of this Paragraph shall be binding and conclusive on Tenant and Landlord. As used herein, the term “Qualified Appraiser” shall mean any disinterested person (a) who is employed by an appraisal firm of recognized competence in the greater Boston area, (b) who has not less than ten (10) years experience in appraising and valuing properties of the general location, type and character as the Premises, and (c) who is either a Senior Real Property Appraiser of the Society of Real Estate Appraisers or a member of the Appraisal Institute (or any successor organization). Notwithstanding the foregoing, if either party shall fail to appoint its appraiser within the period specified above (such party referred to hereinafter as the “Failing Party”), the other party may serve notice on the Failing Party requiring the Failing Party to appoint its appraiser within 10 (10) days of the giving of such notice and if the Failing Party shall not respond by appointment of its appraiser within said ten (10) day period, then the appraiser appointed by the other party shall be the sole appraiser whose determination of the Fair Market Rental Value shall be binding and conclusive upon Tenant and Landlord. If, for any reason, Fair Market Rental Value shall not have been determined by the time of commencement of the Extension Period and until such rent is determined by the time of commencement of the Extension Period and until such rent is determined, Tenant shall pay Basic Rent during the Extension Period in an amount (the “Interim Rent”) as specified by Landlord’s appraiser and upon receipt of a final determination of Fair Market Rental Value as hereinabove set forth, any overpayment or underpayment of Interim Rent shall be paid promptly to the party entitled to receive the same.

19.

The last sentence of Section 2.2(a) of the Lease is hereby amended by adding the following thereto: “; provided, however, Landlord, in its sole and absolute discretion, shall have the right, upon sixty (60) days’ prior written notice to Tenant and at the sole expense of the Landlord, to substitute said parking spaces with two parking spaces in a public garage located within reasonable walking distance from the Premises.”

20.

Except as amended and modified by this Agreement, all the terms, provisions, agreements, covenants and conditions of the Lease are hereby affirmed and ratified.

21.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

22.

This Agreement may be executed in one or more counterparts.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, this First Amendment to Lease, Surrender and Extension Agreement has been executed as of the day and year first above written.

LANDLORD:

201-207 SOUTH STREET LLC

By:	Essex River Ventures, Inc.
Its:	Asset Manager

By:	/s/ John W. Fenton
Its:	President

TENANT:

ZOOM TELEPHONICS, INC.

By:	/s/ Frank Manning
Its:	President & CEO